Exhibit 99

For immediate release:

Date:	Friday, May 11, 2007
Contact:	Gillian Harvie, Public Relations Mgr.
Tel:	(608) 252-8708
AnchorBank CFO Michael Helser Announces Retirement
MADISON, Wis. — AnchorBank’s Chief Financial Officer and Treasurer, Michael Helser, 62, will retire at the end of June, 2007, after serving more than 33 years with Wisconsin’s largest savings bank. Helser joined AnchorBank in 1974 as an internal auditor and was promoted to Vice President of Finance in 1979. He was later promoted to his current position as Executive Vice President -Treasurer and Chief Financial Officer in 2003. Helser also serves as CFO of AnchorBank’s holding company, AnchorBanCorp Wisconsin, Inc. (ABCW). “It’s been my privilege to work with Mike for almost his entire career at AnchorBank,” said Douglas Timmerman, Chairman of the Board. “His positive can-do attitude has allowed us to make substantial progress at Anchor, and his presence will surely be missed.” Helser will be succeeded by Dale Ringgenberg, 1st Vice President — Controller at Anchorbank. Ringgenberg joined the company in 1976 as a staff accountant. He was later promoted to accounting manager in 1978, promoted to Controller in 1991 and 1st Vice President in 2003. “While it’s difficult to see Mike leave after so many years of dedicated service,” said Timmerman, “We are confident Dale will transition seamlessly into his new position. He has had a great mentor and role-model in Mike.” Helser will officially step down on June 30 and Ringgenberg will take the reigns July 1. Ringgenberg will also serve as CFO of AnchorBanCorp Wisconsin, Inc.
About AnchorBank:
Founded in 1919, AnchorBank is one of the state’s largest financial institutions with more than 60 locations throughout Wisconsin. AnchorBank, fsb is a wholly-owned subsidiary of Anchor BanCorp Wisconsin Inc. Anchor BanCorp’s common stock is listed on the NASDAQ Stock Market under the symbol “ABCW.”